UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)      July 22, 2005
The St. Joe Company

(Exact Name of Registrant as Specified in Its Charter)

Florida	1-10466	59-0432511

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Riverside Avenue, Suite 500
Jacksonville, FL		32202

(Address of Principal Executive Offices)		(Zip Code)

(904) 301-4200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 1.01. Entry into a Material Definitive Agreement
     On July 22, 2005, The St. Joe Company (the “Company”) entered into a $250 million Third Amended and Restated Credit Agreement (the “Credit Agreement”) with Wachovia Capital Markets, LLC, as Sole Lead Arranger and Sole Book Manager, Wachovia Bank, National Association, as Agent, Bank of America, N.A., as Syndication Agent, each of SunTrust Bank and Wells Fargo Bank, National Association, as Co-Documentation Agents, and the other lenders party thereto. The Credit Agreement replaces the Company’s previous credit agreement dated February 7, 2002, as amended.
     The Credit Agreement provides for a $250 million revolving credit facility that matures on July 21, 2009. The principal amount available under the Credit Agreement may be increased up to $500 million at the Company’s request. The Credit Agreement includes a subfacility for swingline loans of up to $50 million and provides for the issuance of letters of credit of up to $60 million. Upon execution of the Credit Agreement, the Company borrowed $60 million to repay the principal amount outstanding under the previous credit agreement. The proceeds of any borrowings under the Credit Agreement may be used for general corporate purposes. Certain subsidiaries of the Company have entered into a guaranty agreement in connection with the Credit Agreement.
     The variable interest rate on the credit facility for each interest period is generally based on either (1) an adjusted LIBOR rate plus the applicable interest margin (ranging from 0.4% to 1.0%), determined based on the ratio of the total indebtedness of the Company to its total asset value, or (2) the prime rate or federal funds rate plus 0.5%. Interest is payable at the earlier of the end of each quarter or applicable interest period, and principal outstanding under any loan is payable on the maturity date. The facility also requires the payment of quarterly fees based on the amount of the loan commitment of each lender.
     The Credit Agreement contains financial covenants relating to leverage, fixed charge coverage and net worth. Other covenants contained in the facility restrict, among other things, certain investments, mergers, asset dispositions, guarantees, debt, liens, acquisitions, affiliate transactions and restricted payments.
     The Credit Agreement contains customary events of default. If any event of default occurs and is continuing, the lenders holding two-thirds of the commitments may direct the Agent to terminate the Company’s right to borrow under the Credit Agreement and accelerate amounts due under the Credit Agreement (except for a bankruptcy event of default, in which case such amounts will automatically become due and payable and the lenders’ commitments will automatically terminate).
     A copy of the Credit Agreement is filed as Exhibit 10.1 hereto. The foregoing description of the Credit Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated by reference herein.

     From time to time, some of the lenders and their affiliates have provided, and may in the future provide, investment banking and commercial banking services and general financial and other services to the Company for which they have in the past received, and may in the future receive, customary fees. Wachovia Capital Markets, LLC is the placement agent for the Company’s current offering of $150 million of senior notes, expected to close in August 2005. Wachovia Bank, National Association is the Company’s stock transfer agent. The Company is currently a party to a mortgage company joint venture with an affiliate of Wells Fargo Bank, National Association. Certain lenders and their affiliates provide other loan, securities, credit and banking services to the Company, all on commercial terms.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The disclosure under Item 1.01 of this report is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
(c) Exhibits
10.1	Third Amended and Restated Credit Agreement dated as of July 22, 2005 by and among the registrant and Wachovia Bank, National Association, as agent, and the other lenders party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ST. JOE COMPANY
Dated: July 28, 2005	By:	/s/ Michael N. Regan
Michael N. Regan
Senior Vice President — Finance and Planning

EXHIBIT INDEX
10.1	Third Amended and Restated Credit Agreement dated as of July 22, 2005 by and among the registrant and Wachovia Bank, National Association, as agent, and the other lenders party thereto.